Core Laboratories
Supplemental Executive Retirement Plan

for
Monty L. Davis

As Amended and Restated

Effective as of January 1, 2005

Core Laboratories
Supplemental Executive Retirement Plan

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN and deferred compensation agreement is made and entered into by and between Core Laboratories N.V. (the "Company") and Monty L. Davis ("Executive").

W I T N E S S E T H:

WHEREAS, Executive is currently employed as Chief Operating Officer and Senior Vice President by one or more members of the Company Group (as such term is hereinafter defined); and

WHEREAS, the services of Executive as an employee of the Company Group have been substantial and meritorious; and

WHEREAS, the Company and Executive have heretofore entered into that certain CORE LABORATORIES SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN effective as of January 1, 1999 (as amended, the "Plan") because the Company desired to recognize the value to the Company of past and present services of Executive and to reward Executive for his contributions to the success and growth of the Company and to encourage Executive to remain in the employment of the Company Group through the use of additional but deferred compensation; and

WHEREAS, the American Jobs Creation Act of 2004 amended the Code (as such term is hereinafter defined) by adding section 409A to the Code, which section imposes new requirements on certain nonqualified deferred compensation arrangements (including the Plan); and

WHEREAS, the Company and Executive desire to amend and restate the Plan in order to (1) maintain the grandfathered status under section 409A of the Code of Executive's benefit deferred prior to January 1, 2005, and (2) otherwise bring the Plan into compliance with the requirements of section 409A of the Code;

NOW, THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2005, and the Company and Executive agree as follows:

I.
Definitions

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the meanings set forth below, unless their context clearly indicates to the contrary.

(1) Actuarial Equivalent or Actuarial Equivalence: A lump sum payment that, as of the lump sum payment date, is actuarially equal in value to the aggregate amounts of Executive's vested accrued benefit expected to be received under the annual installment form of payment based upon (i) the Applicable Mortality Table (as defined in section 417(e)(3)(A)(ii)(I) of the Code) and (ii) using an interest rate that is 80% of the applicable federal rate (determined under section 1274(d) of the Code and the regulations thereunder) compounded annually, for the month in which the lump sum is paid.

(2) Anniversary Date: Each anniversary of Executive's Retirement Date.

(3) Board: The Board of Supervisory Directors of the Company.

(4) Change in Control: Any of the following: (i) a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (A) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event, 50% or more of the common equity of the resulting entity, (B) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event, equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity, or (C) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) shareholder approval of a plan of dissolution or liquidation of the Company, (iii) when any person or entity, including a "group" as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding securities of, (A) if the Company has not engaged in a merger or consolidation, the Company, or (B) if the Company has engaged in a merger or consolidation, the resulting entity, or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the supervisory directors are Incumbent Directors. For purposes of the preceding sentence, (1) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common equity of the Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term "Company" shall refer to the resulting entity and the term "Board" shall refer to the board of directors (or comparable governing body) of the resulting entity, and (3) "Incumbent Directors" shall mean directors who either (a) are directors of the Company as of February 28, 2003, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (x) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (y) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, for purposes of Section 2.7, under no circumstances shall any of the foregoing events constitute a Change in Control unless such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of section 409A(a)(2)(A)(v) of the Code (and applicable administrative guidance thereunder).

(5) Change in Control Event: Any of the following: (i) the occurrence of a Change in Control while Executive is employed by the Company Group; (ii) the termination of Executive's employment with the Company Group within the six-month period ending on the date a Change in Control occurs for a reason other than Executive's conviction of a felony or a misdemeanor involving moral turpitude; or (iii) the termination or amendment of the Plan in a manner that is to the detriment of Executive (or anyone who would be entitled to benefits hereunder upon the death of Executive) without Executive's consent if the adoption date or effective date of such termination or amendment occurs within the six-month period ending on the date a Change in Control occurs.

(6) Code: The Internal Revenue Code of 1986, as amended.

(7) Company: Core Laboratories N.V.

(8) Company Group: The Company and any subsidiary or affiliate of the Company designated from time to time by the Committee in its discretion. From January 1, 1999, through April 30, 2001, the Company Group consisted solely of the Company and Core Laboratories, Inc. From and after May 1, 2001, the Company Group shall consist solely of the Company and Core Laboratories LP.

(9) Committee: The Compensation Committee of the Board.

(10) Compensation: For each Plan Year, the total base salary paid by the Company Group to or for the benefit of Executive for services rendered or labor performed for the Company Group while Executive is an employee of the Company Group. Executive's base salary shall be determined by including any portion thereof that Executive could have received in cash in lieu of (i) elective deferrals under Code sections 125 and 402(e)(3) and (ii) deferrals by Executive under a non-qualified deferred compensation plan maintained by the Company Group.

(11) Date of Hire: April 1, 1998.

(12) Death Benefit: A benefit calculated under Section 3.2 and paid in accordance with Article III.

(13) Designated Beneficiary: Executive's beneficiary or beneficiaries determined in accordance with Section 8.1.

(14) Effective Date: January 1, 2005, as to this amendment and restatement of the Plan. The original effective date of the Plan was January 1, 1999.

(15) Executive: Monty L. Davis.

(16) Final Average Pay: The average of Executive's annual Compensation for the five consecutive Plan Years (or, if shorter, all consecutive Plan Years) immediately preceding the Plan Year in which occurs the earlier of (i) the termination of Executive's employment with the Company Group or (ii) the death of Executive; provided, however, that in the event of a Change in Control prior to the termination of Executive's employment with the Company Group, "Final Average Pay" shall be the greater of (i) the average of Executive's annual Compensation for the five consecutive Plan Years (or, if shorter, all consecutive Plan Years) immediately preceding the Plan Year in which occurs the Change in Control or (ii) the average of Executive's annual Compensation for the five consecutive Plan Years (or, if shorter, all consecutive Plan Years) immediately preceding the Plan Year in which occurs the earlier of (1) the termination of Executive's employment with the Company Group or (2) the death of Executive.

(17) Grandfathered Benefit: A benefit calculated under Section 2.2 determined as if Executive had terminated employment with the Company Group immediately prior to the Effective Date and without regard to (i) any Compensation earned by Executive after December 31, 2004, or (ii) months of Executive's employment with the Company Group completed after December 31, 2004; provided, however, that in no event shall such benefit be greater than the maximum grandfathered benefit permitted with respect to the Plan determined under the provisions of section 409A of the Code (and the administrative guidance thereunder that is applicable to the determination of amounts deferred under a nonaccount balance plan prior to the Effective Date and the earnings thereon, including Treasury regulation section 1.409A-6(a)(3)(i) and (iv)). For purposes of making any present value calculations required in accordance with the proviso of the preceding sentence as of December 31, 2004 or any other date the benefit is valued for purposes of determining the Grandfathered Benefit, the actuarial assumptions specified in Section 1.1(1) that would have applied if the payment date described in such Section was December 31, 2004 shall be used.

(18) Insolvent: The Company either (i) is unable to pay its debts as they become due or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute).

(19) Non-Grandfathered Benefit: The portion of the Retirement Benefit that is in excess of the Grandfathered Benefit.

(20) Plan: This Core Laboratories Supplemental Executive Retirement Plan, as amended from time to time.

(21) Plan Year: The twelve-consecutive month period commencing January 1 of each year.

(22) Retirement Benefit: A benefit calculated under Section 2.2 and paid in accordance with Article II.

(23) Retirement Date: The later of (i) the first date after January 1, 1999, on which Executive incurs a Termination of Service or (ii) the date Executive attains the age of sixty-five.

(24) Termination of Service: Executive's separation from service with the Company and its affiliates with the meaning of section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance thereunder).

(25) Trust: The trust, if any, established under the Trust Agreement.

(26) Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant to Section 6.2.

(27) Trustee: An independent third party that may be granted corporate trustee powers under state law and which has been appointed by the Board to be the trustee qualified and acting under the Trust Agreement at any time.

(28) Years of Accrual Service: The total of all completed months of Executive's employment with (i) the Company Group commencing on his Date of Hire and (ii) Dresser Industries, Inc. and Western Atlas, Inc. for periods prior to his Date of Hire (which totals 193 months prior to his Date of Hire), and ending (1) for purposes of calculating Executive's Retirement Benefit, on the first date after January 1, 1999, on which Executive is not employed by the Company Group and (2) for purposes of calculating Executive's Death Benefit, on the date of Executive's death, in either case divided by twelve.

1.2 Number and Gender. Whenever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing herein, shall be deemed to include the feminine gender.

1.3 Headings. The headings of Articles and Sections herein are included solely for convenience, and, if there is any conflict between such headings and the text of this Plan, the text shall control.

II.
Retirement Benefit

2.1 Entitlement to Retirement Benefit. Subject to the delayed payment restriction of Section 2.8, Executive shall be entitled to receive a Retirement Benefit, calculated in accordance with Section 2.2, upon his Retirement Date.

2.2 Retirement Benefit. Executive's "Retirement Benefit" shall be an annual payment equal to 2% of Executive's Final Average Pay, multiplied by Executive's Years of Accrual Service (not to exceed 25 years); provided, however, that if a Change in Control Event occurs, then Executive's Retirement Benefit shall be no less than an annual payment equal to $150,000.

2.3 Commencement and Duration of Retirement Benefit Payments. Except as provided in Sections 2.6 and 2.7, Executive's Retirement Benefit shall be paid to Executive once each calendar year during his lifetime (except to the extent the delayed payment restriction of Section 2.8 may require two payments during a particular calendar year). Subject to the delayed payment restriction of Section 2.8, the first such annual payment shall be paid to Executive on Executive's Retirement Date (or the next business day following such date if such date is not a business day), and each subsequent annual payment shall be paid on each Anniversary Date thereafter (or the next business day following such date if such date is not a business day) until the date of Executive's death. Except as provided in Section 2.4, all payments of Executive's Retirement Benefit shall cease upon the death of Executive.

2.4 Death on or After Retirement Date. If Executive dies on or after his Retirement Date and prior to receiving fifteen annual installment payments of his Retirement Benefit, then no Death Benefit shall be payable, but Executive's Retirement Benefit shall be paid, or continue to be paid, to Executive's Designated Beneficiary in annual installments at the same time and in the same amount as such Retirement Benefit would have been paid to Executive had Executive's death not occurred, and such Retirement Benefit installments shall continue through the Anniversary Date upon which Executive would have received the fifteenth Retirement Benefit installment. In the event of the death of a Designated Beneficiary prior to the payment of the fifteenth Retirement Benefit installment, such Designated Beneficiary's share of any remaining installments of Executive's Retirement Benefit shall be paid to such Designated Beneficiary's estate at the same time, in the same amount, and for the same period of time such Retirement Benefit would have been paid to such Designated Beneficiary had his or her death not occurred. All payments of deceased Executive's Retirement Benefit pursuant to this Section shall cease upon the date of payment of what would have been the deceased Executive's fifteenth Retirement Benefit installment.

2.5 Code Section 162(m) Limitation. The preceding Sections of this Article notwithstanding, no Retirement Benefit shall be paid to the extent such payment, when added to all other remuneration provided to Executive by the Company or any affiliate, would result in any such amount being nondeductible under section 162(m) of the Code, and the payment of any such Retirement Benefit shall be deferred to the first subsequent year in which such payment may be both paid and fully deductible by the Company. In the event payment of a Retirement Benefit is deferred pursuant to this Section, such deferral shall not affect the time of payment or amount of any other installment of Executive's Retirement Benefit, unless such other payment is itself deferred pursuant to this Section. Notwithstanding the foregoing, this Section shall not apply to the Non-Grandfathered Benefit unless all scheduled payments to Executive that could be nondeductible under section 162(m) of the Code are also delayed as provided in Treasury regulation section 1.409A-2(b)(7)(i).

2.6 Change in Control Lump Sum Elections for Grandfathered Benefit. With respect to the Grandfathered Benefit, in lieu of the annual installment payments provided by Section 2.3 that are attributable to such benefit, Executive may irrevocably elect (in such manner as proscribed by the Committee) to receive his Grandfathered Benefit paid in a single lump sum payment on or as soon as administratively feasible following a Change in Control. Such lump sum shall be an amount that is the Actuarial Equivalent of the installment payments attributable to the Grandfathered Benefit that would otherwise be payable to Executive beginning on his Retirement Date (or if such installments have already commenced prior to the Change in Control, the Actuarial Equivalent of such remaining installments due Executive (or his Designated Beneficiary if he has died prior to the Change in Control)). Except as provided in the following paragraph, to be effective, the election must be made while the Executive is an employee or a director of the Company and at least one year prior to both the date of Executive's 65th birthday and the date of the Change in Control.

If Executive has not timely made the election provided in the preceding paragraph, or is not eligible to make such election as provided in the last sentence of such paragraph, then Executive (or, if deceased at the time of the Change in Control, his Designated Beneficiary) may irrevocably elect (in such manner as proscribed by the Committee) to receive a lump sum payment with respect to the Grandfathered Benefit on or as soon as administratively feasible after the Change in Control (or, if the election is made following the Change in Control, as soon as administratively feasible after the election). The lump sum shall be an amount equal to 90% of the Actuarial Equivalence of his then Grandfathered Benefit (or, if it is already in pay status, the Grandfathered Benefit remaining to be paid). Upon such lump sum payment, the remaining portion of Executive's Grandfathered Benefit automatically shall be forfeited.

2.7 Change in Control Lump Sum for Non-Grandfathered Benefit. With respect to the Non-Grandfathered Benefit, in lieu of the annual installment payments provided by Section 2.3 that are attributable to such benefit, Executive's Non-Grandfathered Benefit shall be paid in a single lump sum payment on or as soon as administratively feasible following a Change in Control (but in no event earlier than January 1, 2008). Such lump sum shall be an amount that is the Actuarial Equivalent of the installment payments attributable to the Non-Grandfathered Benefit that would otherwise be payable to Executive beginning on his Retirement Date (or if such installments have already commenced prior to the Change in Control, the Actuarial Equivalent of such remaining installments due Executive (or his Designated Beneficiary if he has died prior to the Change in Control)).

2.8 Delayed Payment Restriction. If Executive is a specified employee within the meaning of section 409A(a)(2)(B)(i) of the Code (and applicable administrative guidance thereunder), then payment of Executive's Non-Grandfathered Benefit under Section 2.3 shall not commence prior to the earlier of (1) the date that is six months after Executive's Termination of Service or (2) the date of death of Executive. In such event, payments, if any, with respect to Executive's Non-Grandfathered Benefit to which Executive would have otherwise been entitled during the first six months following Executive's Termination of Service (or, if earlier, prior to his date of death) shall be accumulated and paid in the form of a single lump sum payment to Executive on the date that is six months after Executive's Termination of Service or to Executive's Designated Beneficiary on the date of Executive's death, as applicable. If this Section becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such amount would have otherwise been paid absent the application of this Section to the actual date of payment, at the prime rate of interest as reported in The Wall Street Journal on the date of Executive's Termination of Service (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. Executive hereby agrees to be bound by the Company's determination of its "specified employees" (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

III.
Death Benefit

3.1 Entitlement to Death Benefit. If Executive dies prior to his Retirement Date, a Death Benefit, calculated in accordance with Section 3.2, shall be paid under this Article III. If Executive dies on or after his Retirement Date, no Death Benefit shall be paid under the Plan, but Executive's Retirement Benefit shall cease or be paid in accordance with Section 2.4.

3.2 Death Benefit. Executive's Death Benefit shall be an annual payment equal to the greater of (1) or (2) below:

(1) 2% of Executive's Final Average Pay, multiplied by Executive's Years of Accrual Service (not to exceed 25 years); or

(2) $150,000.

3.3 Commencement and Duration of Death Benefit. If Executive dies prior to his Retirement Date, then Executive's Death Benefit shall be paid to his Designated Beneficiary once each year for fifteen years. The first such annual payment shall be paid to Executive's Designated Beneficiary on the date of Executive's death (or the next business day following such date if such date is not a business day), and each subsequent annual payment shall be paid to Executive's Designated Beneficiary on each anniversary of Executive's death (or the next business day following such date if such date is not a business day) until the payment of fifteen annual Death Benefit payments. In the event of the death of a Designated Beneficiary prior to the payment of fifteen Death Benefit installments, such Designated Beneficiary's share of any remaining installments of Executive's Death Benefit shall be paid to such Designated Beneficiary's estate at the same time, in the same amount, and for the same period of time such Death Benefit would have been paid to such Designated Beneficiary had his or her death not occurred. All payments of Executive's Death Benefit pursuant to this Section shall cease upon the payment of the fifteenth installment of such Death Benefit.

IV.
Vesting and Forfeiture

4.1 Vested Interest and Forfeiture upon Termination for Cause. Executive shall at all times have a 100% vested and nonforfeitable interest in his Plan benefit; provided, however, that in the event Executive's employment with the Company Group or any affiliate is terminated by reason of Executive's conviction of a felony or a misdemeanor involving moral turpitude, then all benefits payable under the Plan to Executive or his Designated Beneficiary shall be forfeited, and neither Executive nor his Designated Beneficiary shall be entitled to receive, or continue to receive, any benefit under the Plan.

V.
Administration of Plan

5.1 Committee Administration. The plan shall be administered by the Committee. The Committee shall supervise the administration of the Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all of the powers necessary to accomplish these purposes, including, without limitation, the sole discretionary authority to interpret and construe all Plan terms and to make all factual determinations associated with the Plan. All such interpretations, constructions, and determinations shall be final and binding upon Executive and all other persons. No member of the Committee shall be liable to Executive or any other person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

5.2 Committee Appointment, Removal. Each member of the Committee shall be appointed and removed by and in the sole discretion of the Board and shall serve in accordance with applicable rules and procedures of the Board and the Committee.

VI.
Unfunded Nature of Plan

6.1 "Top Hat" Plan. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company Group. Further, it is the intention of the Company that the Plan be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by the Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of the Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of the Company.

6.2 Discretionary Establishment of Rabbi Trust. The Board, in its sole discretion, may select the Trustee, establish the Trust, and enter into the Trust Agreement with the Trustee. Any such Trust established by the Board, and any assets held by such Trust to assist the Company in meeting its obligations under the Plan, shall conform in all material respects to the terms of the model rabbi trust set forth in Revenue Procedure 92-64, 1992-2 C.B. 422. The Company may transfer money and/or other property to the Trustee, and the Trustee shall pay Plan benefits to Executive and his beneficiaries out of the Trust assets if such benefits are not paid by the Company. In the event the Trust is established, the Company shall remain the owner of all assets in the Trust, and the assets shall be subject to the claims of Company creditors in the event (and only in the event) the Company ever becomes Insolvent. Neither Executive nor any beneficiary of Executive shall have any preferred claim to, any security interest in, or any beneficial ownership interest in any assets of the Trust.

6.3 Insolvency of Company. The Board and the Chief Executive Officer of the Company shall each have the duty to inform the Trustee in writing if the Company becomes Insolvent. Such notice given under the preceding sentence by any one party shall satisfy each party's duty to give notice. When so informed, the Trustee shall suspend any payments to Executive or his Designated Beneficiary, as applicable, and hold the assets for the benefit of the Company's general creditors and shall determine within the period specified in the Trust Agreement, or, in the absence of a specified period, within a reasonable period of time, whether the Company is Insolvent. If the Trustee determines that the Company is not Insolvent, the Trustee shall (1) resume payments to Executive or his Designated Beneficiary, as applicable, and (2) make a payment to Executive or his Designated Beneficiary, as applicable, as soon as administratively feasible after such determination, in an aggregate amount equal to the difference between the payments that would have been made to such individual(s) by the Trustee but for this Section 6.3 and the aggregate payments actually made to such individual(s) by the Company pursuant to the Plan during any such period of discontinuance (plus interest on such amount calculated at the prime rate as reported in The Wall Street Journal as of the date of such discontinuance from the time that such payment or payments were due until their actual payment).

VII.
Amendment and Termination

7.1 Amendment. Subject to the provisions of Section 7.3, the Board may, in its discretion, amend the Plan, in whole or in part, at any time; provided, however, that no amendment shall be made that would reduce the accrued benefit of Executive or, without Executive's written consent, adversely affect any of Executive's rights (vested or contingent) hereunder with respect to his accrued benefit, including, without limitation, the timing and the form of payment of such benefit and the definition of Actuarial Equivalent used to determine the lump sum present value of his accrued benefit.

7.2 Termination. Subject to the provisions of Section 7.3, (1) the Board may, in its discretion, terminate the Plan in whole or in part at any time and (2) in the event the Plan is terminated, notwithstanding any other provision of the Plan, the Board, it its discretion, may pay Executive his payable but unpaid vested accrued Retirement Benefit (or, in the case of Executive's death, Executive's Designated Beneficiary any payable but unpaid Death Benefit or Retirement Benefit) either in accordance with Article II or III, as applicable, or in any other manner the Board deems appropriate, including, without limitation, a lump sum payment that is the Actuarial Equivalent of such unpaid Retirement Benefit or Death Benefit.

7.3 Limitations on Amendment and Termination. To the extent required by section 409A of the Code, the Plan may not be amended or terminated in a manner that would give rise to an impermissible acceleration of the time or form of a payment of the Non-Grandfathered Benefit under the Plan pursuant to section 409A(a)(3) of the Code (and applicable administrative guidance thereunder).

VIII.
Miscellaneous

8.1 Designation of Beneficiaries. Executive shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made in writing filed with the Committee by Executive. Any such designation may be changed at any time by Executive by execution and filing of a new designation in accordance with this Section. If no beneficiary designation is on file with the Committee at the time of the death of Executive or if such designation is not effective for any reason as determined by the Committee, the designated beneficiary or beneficiaries to receive such death benefit shall be as follows:

(1) If Executive leaves a surviving spouse, his designated beneficiary shall be such surviving spouse; and

(2) If Executive leaves no surviving spouse, his designated beneficiary shall be (A) Executive's executor or administrator or (B) his heirs at law if there is no administration of Executive's estate.

Notwithstanding the preceding provisions of this Section and to the extent not prohibited by state or federal law, if Executive is divorced from his spouse and at the time of his death is not remarried to the person from whom he was divorced, any designation of such divorced spouse as his beneficiary under the Plan filed prior to the divorce shall be null and void unless the contrary is expressly stated in writing filed with the Committee by Executive. The interest of such divorced spouse failing hereunder shall vest in the persons specified in the preceding provisions of this Section as if such divorced spouse was not designated as a beneficiary by Executive. Further, if any individual designated by Executive as a beneficiary under the Plan fails to survive Executive by 30 days, then such designation of such individual as a beneficiary shall be null and void, and the interest of such individual failing hereunder shall vest in the persons specified in the preceding provisions of this Section as if such individual was not designated as a beneficiary by Executive.

8.2 No Assignment or Alienation. The interest of Executive in the Plan or of his Designated Beneficiary hereunder may not be anticipated, sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void. The benefits provided hereunder shall not be liable for, or subject to the debts, contracts, liabilities, engagements, or torts of, any person to whom such benefits are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset of the bankrupt's estate in bankruptcy.

8.3 No Contract of Employment. Nothing contained in the Plan or in the adoption of the Plan shall confer on Executive the right to continued employment with the Company Group or any affiliate or affect in any way the right of the Company Group to terminate the employment or services of Executive at any time. Nothing contained in the Plan shall be construed to affect the provisions of any other plan maintained by the Company Group or shall prevent the Company Group from adopting or continuing in effect other or additional compensation arrangements affecting Executive.

8.4 Binding Effect. The Plan shall be binding upon, and inure to the benefit of, the Company, its successors, and assigns, and Executive and his respective heirs, executors, administrators, and legal representatives.

8.5 Severability. In case any provision of the Plan is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had not been included therein.

8.6 Jurisdiction. Except to the extent federal law applies and preempts state law, the Plan shall be construed, enforced, and administered according to the laws of the state of Texas, excluding any conflict-of-law rule or principle that might refer construction of the Plan to the laws of another state or country. In the event of litigation relating to the Plan, such litigation shall be brought in state or federal court residing in Houston, Harris County, Texas, and the Company and Executive (or persons claiming rights of or through Executive) irrevocably appoints the Secretary of State for the state of Texas as agent for receipt of service of process in connection with such litigation.

8.7 Withholding. All benefit payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required under applicable local, state, or federal law.

[Signatures begin on next page.]

Executed on this 5th day of March, 2008, effective as of the Effective Date.

Core Laboratories N.V.

By Core Laboratories International B.V.,

its sole managing director

By: /s/ JAN WILLEM SODDERLAND

Jan Willem Sodderland

Managing Director of

Core Laboratories International B.V.

Monty L. Davis

/s/ Monty L. Davis

Houston 3326093v1